BACCHUS LAW GROUP Corporate & Securities Law	1511 West 40th Avenue Vancouver, BC V6M 1V7 Tel 604.732.4804 Fax 604.408.5177

October 12, 2006

Securities and Exchange Commission
100 F Street, North East
Washington, D. C. 20549

Gentlemen:

Re:	Buckingham Exploration Inc.

Please be advised that, I have reached the following conclusions regarding the above offering:

1.

Buckingham Exploration Inc. (the "Company") is a duly and legally organized and existing Nevada state corporation, with its registered office located at 502 East John Street, Carson City, Nevada 89706 and its principal place of business located at 502 – 1978 Vine Street, Vancouver, British Columbia, V6K 4S1. The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Nevada and filed with the office on April 4, 2006. A Certificate of Correction was filed with the Office of the Secretary of State of Nevada on October 5, 2006. T he Company's existence and form is valid and legal pursuant to the representation above.

2.

The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. It also has one class of preferred stock. Neither the articles of incorporation, bylaws, amendments or corrections thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common stock. The 3,047,250 shares of common stock previously issued by the Company to individuals (the “Selling Shareholders”) are in legal form and in compliance with the laws of the State of Nevada, and are legally issued, fully paid and non-assessable. In addition, I am of the opinion that the shares to be sold by the Selling Shareholders pursuant to this Form SB-2 Registration Statement are validly issued, fully paid and non- assessable shares of the Company's common stock.

3.	The Company's outstanding shares are all common shares. There are no liquidation preference rights held by the Shareholders upon voluntary or involuntary liquidation of the Company.

I hereby consent to being named in the Form SB-2 Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement.

Yours truly,

BACCHUS LAW GROUP

Per: /s/ Penny Green

Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of BC